Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
KORE Group Holdings, Inc.
Atlanta, Georgia
We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated April 7, 2023, relating to the consolidated financial statements and schedule of KORE Group Holdings, Inc., which is contained in that Prospectus.
We also consent to the reference to us under the caption “Experts” in the Prospectus.
/s/ BDO USA, LLP
Atlanta, Georgia
June 8, 2023